EXHIBIT 2


                            RESIGNATION AS A DIRECTOR



649.com Inc.
Suite 505, 1166 Alberni Street
Vancouver, BC
V6E 3Z3


To the Board of Directors:


I, the undersigned, JOHN BUDDO, hereby resign as Director and President of 649.com Inc., effective immediately.


Signed at Vancouver, British Columbia this 30th day of December 2003.




/s/ John Buddo
---------------------------------
John Buddo


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